PRESS RELEASE                                            Contact: Kenneth Gruber
SEPTEMBER 16, 1997                                            (212) 221-6559



FOR IMMEDIATE RELEASE:
----------------------


                   ENTERACTIVE, INC. ANNOUNCES EXCHANGE OFFER

                  Enteractive, Inc. - New York, New York. Enteractive, Inc. (NASDAQ -- ENTR Boston Stock Exchange -- ENT), today announced that it is offering to exchange (the "Exchange Offer") twenty of its publicly-traded Common Stock Purchase Warrants (the "Warrants") expiring October 20, 1997 into one share of its Common Stock, $.01 par value. As of the date of this press release, there are 5,121,468 Warrants outstanding. The Exchange Offer is being made for up to all outstanding Warrants. Each Warrant currently entitles the registered holder to purchase through October 20, 1997 one share of the Company's Common Stock at an exercise price of $4.00 per share. The Exchange Offer will expire at 5:00 P.M., New York City Time on October 14, 1997, unless extended. Continental Stock Transfer & Trust Company will serve as Exchange Agent.

                  Andrew Gyenes, Chairman of the Board and Chief Executive Officer of Enteractive, Inc., stated that the purpose of the Exchange Offer is to (i) reduce the overhang to the market for the Company's Common Stock and (ii) offer Warrant holders the opportunity to participate in any long term appreciation of the Company's securities, since absent the Exchange Offer, it is likely that the Warrants will expire unexercised on October 20, 1997.

                  The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Warrants. Officers, directors and regular employees of the Company may solicit tenders of Warrants but they will not receive additional compensation therefor. It is anticipated that an Offering Circular will be mailed to Warrant holders on or about September 16, 1997.